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                                                      Registration No. 333-57935


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549


                          -----------------------------
                         Post Effective Amendment No. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          ----------------------------

                          THE COLONIAL BANCGROUP, INC.

             (Exact name of Registrant as specified in its charter)

         Delaware                       6711                     63-0661573
(State of Incorporation)     (Primary Standard Industrial     (I.R.S. Employer
                              Classification Code Number)    Identification No.)

    One Commerce Street, Suite 800                             (334) 240-5000
      Montgomery, Alabama 36104                                (Telephone No.)
(Address of principal executive offices)

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                               William A. McCrary
                                    Secretary
                              Post Office Box 1108
                            Montgomery, Alabama 36101
                     (Name and address of agent for service)

                                   Copies to:

                                Willard H. Henson
                         Miller, Hamilton, Snider & Odom
                         One Commerce Street, Suite 305
                            Montgomery, Alabama 36104

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

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         The Colonial BancGroup, Inc. ("BancGroup") registered 4,066,656 shares of its Common Stock on Form S-4, registration no. 333-57935, pursuant to the acquisition of First Macon Bank & Trust Company ("First Macon"), a Georgia state bank. Such registration was declared effective on July 21,1998. After the Agreement and Plan of Merger between First Macon and BancGroup, dated as of May 14, 1998 (the "Merger Agreement") was executed, and after the registration of the shares to be issued in the merger was effective, BancGroup issued a 2 for 1 stock split, effected in the form of a 100% stock dividend (the "Stock Split"). The Merger Agreement provided that any such stock split would result in a proportionate increase of BancGroup shares to be issued pursuant to the merger. Pursuant to SEC Rule 416(b), the registration statement is deemed to cover the additional shares resulting from the Stock Split. Accordingly, the Form S-4, registration no. 333-57935, is deemed to register a total of 8,133,312 shares of BancGroup common stock.

         A total of 4,643,025 shares were issued in the merger on October 1, 1998. Pursuant to the undertaking given by BancGroup in such registration statement in accordance with Regulation S-K, item 512(a)(3), BancGroup hereby removes 3,490,287 shares from registration, which represents the number of shares registered less the number of shares issued in the merger.

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                                    SIGNATURE


     Pursuant to Regulation S-K, item 512(a)(3) and SEC Rule 478(a)(4), the undersigned registrant hereby executes this post effective amendment to its registration statement on Form S-4 to remove from registration certain shares not issued and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 9th day of January, 2001.

                                         THE COLONIAL BANCGROUP, INC.

                                         By: /s/ W. Flake Oakley, IV
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                                             W. Flake Oakley, IV
                                             Chief Financial Officer and
                                             Duly authorized agent for
                                             service